Exhibit 99.1
PRESS RELEASE — FOR IMMEDIATE RELEASE

CONTACT:	Kenneth R. Howe, Chief Financial Officer
(248) 737-4190
AGREE REALTY CORPORATION
REPORTS OPERATING RESULTS FOR THE SECOND QUARTER 2008
SECOND Quarter 2008 Highlights:
•	2nd quarter FFO increases 4.9% year-over-year

•	$0.50 per share quarterly dividend paid July 15, 2008
     FARMINGTON HILLS, MI (July 31, 2008) — Agree Realty Corporation (NYSE: ADC) today announced results for the quarter ended June 30, 2008. For the second quarter, funds from operations (“FFO”) increased 4.9% to $5,420,000 compared with funds from operations in the second quarter of 2007 of $5,165,000. Diluted funds from operations per share were $0.65 per share compared with $0.62 per share for the second quarter of 2007. Net income was $3,766,000, or $0.49 per share on a diluted basis, compared with net income for the second quarter of 2007 of $3,603,000 or $0.47 per share. Total revenues increased 4.9% to $8,789,000, compared with total revenues of $8,378,000 in the second quarter of 2007. A reconciliation of net income to FFO is included in the financial tables accompanying this press release.
          For the six months ended June 30, 2008, FFO was $10,586,000 compared with FFO for the six months ended June 30, 2007 of $10,304,000. FFO per diluted share was $1.27 compared with $1.23 for the six months ended June 30, 2007. Net income was $7,345,000, or $0.96 per diluted share, compared with net income for the comparable period last year of $7,208,000, or $0.94 per diluted share. Total revenues increased 4.3% to $17,557,000 compared with total revenues of $16,841,000 for the comparable period last year.
     “We are extremely pleased with the operating results for the quarter, and expect continued growth as our projects in Silver Springs Shores, Florida, Shelby Township, Michigan, Brighton, Michigan and Big Rapids, Michigan are completed.” said Richard Agree, President and Chief Executive Officer. “Despite difficult market conditions, we achieved year-over-year growth of nearly 5%. We continue to build a pipeline of development projects for high-quality national tenants and look forward to upcoming announcements highlighting additional development activity.”
Dividend
     The Company paid a cash dividend of $0.50 per share on July 15, 2008 to shareholders of record on June 30, 2008. The dividend is equivalent to an annualized dividend of $2.00 per share and represents a payout ratio of 76.9% of FFO for the quarter
Portfolio
     At June 30, 2008, the Company’s total assets were $247,900,000 and its portfolio consisted of 67 properties located in 16 states and totaling 3,432,734 square feet. The portfolio was 99.3% leased at the end of the quarter.
     The Company’s construction in progress balance totaled approximately $6,576,000 at June 30, 2008, and we capitalized $148,000 of construction period interest during the second quarter of 2008.

Lease Expirations
     The following table, as of June 30, 2008, sets forth lease expirations for the next 10 years for the Company’s freestanding properties and community shopping centers, assuming that none of the tenants exercise renewal options or terminate their leases prior to the contractual expiration date.
Expiring Leases

	Number of
Expiration	Leases	Square	Percent of	Annualized	Percent of
Year	Expiring	Footage	Total	Base Rent	Total

2008	5	12,300	0.4%	$72,860	0.2%

2009	19	191,726	5.6%	963,717	2.9%

2010	21	304,757	8.9%	1,859,626	5.6%

2011	27	236,154	6.9%	1,695,819	5.1%

2012	14	76,560	2.2%	617,385	1.9%

2013	16	314,313	9.2%	1,669,637	5.1%

2014	4	174,558	5.1%	837,006	2.5%

2015	11	651,242	19.1%	4,665,262	14.1%

2016	5	80,945	2.4%	1,664,513	5.0%

2017	4	55,303	1.6%	848,440	2.6%

Thereafter	50	1,310,223	38.4%	18,129,532	54.9%

Total	176	3,408,081		$33,023,797

Annualized Base Rent of Properties
     The following is a breakdown of base rents in effect at June 30, 2008 for each type of retail tenant:
Credit Analysis

Retail	Annualized	Percent of	Square	Percent of
Tenant	Base Rent	Total	Feet	Total

National	$29,251,716	88.6%	2,916,636	85.6%

Regional	2,596,264	7.9%	375,206	11.0%

Local	1,175,817	3.5%	116,439	3.4%

Total	$33,023,797		3,408,281

Major Tenants
     The following is a breakdown of base rents in effect at June 30, 2008 for each of the Company’s major tenants:
Tenant Analysis

Retail	Annualized	Percent of	Square	Percent of
Tenant	Base Rent	Total	Feet	Total

Borders	$9,861,727	29.9%	979,474	28.5%

Walgreen	8,354,599	25.3%	330,310	9.6%

Kmart	3,847,911	11.7%	999,766	29.1%

Subtotal	$22,064,237	66.9%	2,309,550	67.2%

Outstanding Shares and Operating Partnership Units
     For the three months and six months ended June 30, 2008, the Company’s fully diluted weighted average shares outstanding were 7,683,039 and 7,682,947, respectively. The basic weighted average shares outstanding for the three months and six months ended June 30, 2008 were 7,676,258 and 7,672,500, respectively.
     The Company’s assets are held by, and all of its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of June 30, 2008, there were 673,547 operating partnership units outstanding and the Company held a 92.05% interest.
     Agree Realty Corporation owns, manages and develops properties which are primarily single tenant properties leased to major retail tenants and neighborhood community shopping centers. The Company currently owns and operates a portfolio of 67 properties, which are located in 16 states and contain 3.4 million square feet of gross leasable space.
     The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. These forward-looking statements represent the Company’s expectations, plans and beliefs concerning future events. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward—looking statements. Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2006. Except as required by law, the Company assumes no obligation to update these forward—looking statements, even if new information becomes available in the future.
     For additional information, visit the Company’s home page on the Internet at http://www.agreerealty.com

Agree Realty Corporation
Operating Results (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
Minimum rents	$8,133	$7,643	$16,112	$15,330
Percentage rent	—	2	5	16
Operating cost reimbursements	654	726	1,437	1,482
Other income	2	7	3	13

Total Revenues	8,789	8,378	17,557	16,841

Expenses:
Real estate taxes	451	467	916	925
Property operating expenses	359	436	954	947
Land lease payments	171	169	339	339
General and administration	1,130	975	2,226	1,971
Depreciation and amortization	1,348	1,263	2,643	2,496
Interest expense	1,239	1,152	2,499	2,328

Total Expenses	4,698	4,462	9,577	9,006

Income before minority interest	4,091	3,916	7,980	7,835
Minority interest	325	313	635	627

Net Income	$3,766	$3,603	$7,345	$7,208

Net Income Per Share — Dilutive	$0.49	$0.47	$0.96	$0.94

Reconciliation of Funds from Operations to Net Income: (1)
Net income	$3,766	$3,603	$7,345	$7,208
Depreciation of real estate assets	1,314	1,236	2,577	2,444
Amortization of leasing costs	15	13	30	25
Minority interest	325	313	634	627

Funds from Operations	$5,420	$5,165	$10,586	$10,304

Funds from Operations Per Share — Dilutive	$0.65	$0.62	$1.27	$1.23

Weighted average number of shares and OP units outstanding — dilutive	8,357	8,365	8,356	8,366

(1)	FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental measure to conduct and evaluate the Company’s business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company’s operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.
     FFO should not be considered as an alternative to net income as the primary indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that not all REITs use the same definition.

Agree Realty Corporation
Consolidated Balance Sheets (in thousands)
(Unaudited)

	June 30,	December 31
	2008	2007
Assets
Land	$87,234	$87,234
Buildings	206,895	197,034
Accumulated depreciation	(55,824)	(53,251)
Property under development	6,576	4,806
Cash and cash equivalents	181	545
Rents receivable	657	770
Deferred costs, net of amortization	1,293	1,261
Other assets	888	949

Total Assets	$247,900	$239,348

Liabilities
Mortgages payable	$44,408	$45,760
Notes payable	47,750	36,800
Deferred revenue	11,070	11,414
Dividends and distributions payable	4,235	4,212
Other liabilities	2,837	3,652

Total Liabilities	110,300	101,838

Total minority interest	5,857	5,896

Stockholders’ Equity
Common stock	1	1
Additional paid-in capital	142,842	141,261
Accumulated deficit	(11,100)	(10,648)

Total Stockholders’ Equity	131,743	131,614

	$247,900	$239,348